EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") made this APRIL 22, 2014, by and between NETWORKING PARTNERS, INC., a Nevada corporation, 857 Sarno Road, Melbourne, Florida 32935 ("Purchaser") and CHAD STEINHART, an individual who's registered address is located at 5044 North West 87th Terrace, Coral Springs, FL 33067 ("Seller").

                                    RECITALS

     WHEREAS, Chad Steinhart, as the Seller, is the developer and sole owner of a proprietary integration code for web development and software for voice over internet protocol ("VoIP") integration. This works together to form a total solution resulting in an internet telephony service provider ("ITSP") platform that allows hosted private branch exchange ("PBX") in the cloud and other telecom features. This platform integrates several types of telecommunications carrier grade class 4 and class 5 soft-witches from an open source framework by Digium, Inc. to licensed software and equipment and infrastructure providers, Telinta, Inc. and PortaOne, Inc. This allows the convergence around a carrier grade billing platform including soft-switches as media applications for voice and video calls, conferencing, interactive voice response ("IVR") applications and unified messaging applications integrated into one simple web portal. This integration is being purchased and allows the end using businesses that pay for service to have a robust PBX phone system including phone lines hooked to the Cloud. The integrations include the code, infrastructure and equipment allowing the soft-switches and web development to operate in a simple interface that uses the technology just mentioned and hosts the integration portal on the domains www.SonantTelecon.com and www.SonantTelecom.net. This Agreement includes all the code, web development integrations and an infrastructure to facilitate being an ITSP. It also includes all of Seller's vendor relationships and the lists of businesses that have utilized the technology on a test basis or are currently using the technology on a trial basis and are willing to enter into formal agreements to continue using the technology which will generate monthly residual revenues to the owner. The following assets and development are to be included:

     1) Please refer to Exhibit "A," attached hereto and incorporated herein by reference, which includes a list and description of the assets and development being sold pursuant to this Agreement ("Assets").

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

     SECTION 1. PURCHASE AND SALE

     Upon the terms and subject to the conditions of this Agreement, the Seller at the Closing (as hereinafter defined) hereby sells the above mentioned assets, users and vendor relations to the Purchaser in consideration of $6,250,000, payable by the Purchaser's issuance of 625,000 SHARES OF ITS SERIES "A" CONVERTIBLE PREFERRED STOCK ("PREFERRED A SHARES"). EACH PREFERRED "A" SHARE shall have 100 votes per share and shall be convertible into 100 shares of Purchaser's common stock, such conversion right to be exercisable on or after the second anniversary of the Closing (as hereinafter defined).

     SECTION 2. EFFECTIVE DATE AND THE CLOSING

     The closing of the purchase and sale of the Assets hereunder ("Closing") shall occur on or before the fifth day following satisfactory completion of the following events:

     a) Filing by Network Partners, Inc. of its Form 10-Q Quarterly Report for the fiscal quarter ended September 30, 2013, and the filing of its Form 10-K Annual Report for the fiscal year ended December 31, 2013, which shall necessarily include audited financial statements for the fiscal years ended December 31, 2013 and 2012, with the Securities and Exchange Commission.

     b) Seller shall have delivered to the Purchaser a market valuation report of the Assets, such report to be prepared by a mutually agreed upon non-affiliated third party expert, and accepted by the Purchaser as satisfactory evidence of the value of the Assets.

     In the event that the Preferred "A" Shares are not delivered to Seller with 90 days from the Closing, this transaction shall be null and void.

     SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to the Purchaser as follows:

     3.1 DUE AUTHORITY. Seller has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. This Agreement is a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

     3.2 NO CONSENTS. No authorizations, approvals or consents are required to permit the Seller to fulfill all of its obligations under this Agreement.

     3.4 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which the Seller is a party or the Assets are subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Seller, or upon the properties or business of the Seller; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the Seller.

     3.5 OWNERSHIP OF THE WEB DEVELOPMENT INTEGRATION TECHNOLOGY. The Seller is the developer and sole owner of the Assets, including, but not limited to, a proprietary integration code for web development and software for voice over internet protocol (VoIP) integration. This works together to form a total solution resulting in an Internet Telephony Service Provider (ITSP) platform that allows hosted PBX in the cloud and other telecom features. This platform integrates several types of telecommunications carrier grade class 4 and class 5 soft-switches from; an open source framework by Digium, Inc. to licensed software and equipment and infrastructure providers Telinta, Inc. and PortaOne, Inc. This allows the convergence around a carrier grade billing platform including soft-switches as media applications for voice and video calls, conferencing, IVR applications and unified messaging applications resulting in the integration into one simple web portal. This integration is being purchased and allows the end using businesses which pay for service to have a robust PBX phone system including phone lines hooked to the Cloud. The integrations include the code, infrastructure and equipment allowing the soft-switches and web development to operate in a simple interface which uses the technology just mentioned and hosts the integration portal on the domains www.SonantTelecon.com and www.SonantTelecom.net. The purchase agreement includes all the code, web development integrations and an infrastructure to facilitate being an ITSP. It also includes all its vendor relationships and the lists of businesses that have utilized the technology on a test basis or are currently using the technology on a trial basis and are willing to enter into formal agreements to continue using the technology which will generate monthly residual revenues to the owner. The assets and development being sold hereunder by the Seller to the Purchaser are described on Exhibit "A" attached hereto and incorporated herein by reference.

     The Seller is not a party to any agreement, written or oral, creating rights in respect to the integration technology code and web development integration and the websites that use this technology as of the date of execution of this contact.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     4.1 POWER OF PURCHASER. The Purchaser has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

     4.2 DUE AUTHORITY. The Purchaser has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary action on the part of Purchaser. This Agreement is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated by this Agreement will violate, result In a breach of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over Purchaser.

     4.3 NO CONSENTS. No authorizations, approvals or consents are required to permit the Purchaser to fulfill its obligations under this Agreement.

     4.4 NO BREACH. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which Purchaser is a party; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Purchaser, or upon the properties or business of Purchaser; or (iii) violate any statute, law or regulation of any jurisdiction applicable to Purchaser.

     SECTION 5. COVENANTS

     5.1 Noncompetition Covenant. Seller covenants and agrees that neither the Seller nor any of the Seller's immediate family members or other affiliates will directly or indirectly for a three (3) year period following the Closing compete with the Purchaser or accept employment or otherwise engage anywhere in the development, management or ownership of any business that would or could compete with (i) the Purchaser's business after the Assets are acquired by the Purchaser or (ii) the Purchaser's use, ownership and exploitation of the Assets.

     Seller acknowledges that this covenant not to compete is a critical term and consideration for this Agreement without which Purchaser would not acquire the Seller's Assets. Therefore, upon breach of any provision of this Section 5, Purchaser will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient, and the Purchaser will be entitled to such monetary damages as it can show it has sustained because of such breach.

     If any provision of this Section 5 is held to be unenforceable because of the duration of such provision or the area covered hereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced.

     SECTION 6. INDEMNITY

     6.1 INDEMNIFICATION PROCEDURE. A party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other party (the "Indemnifying Party") of any claim for indemnification arising under this Section 6. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action.

     In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

     SECTION 7. MISCELLANEOUS

     7.1 NOTICES. Any notice or other communication required or which may given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

            IF TO THE SELLER:

            Chad Steinhart,
            5044 North West 87th Terrace,
            Coral Springs, FL 33067.

            IF TO THE PURCHASER:

            Networking Partners Inc,
            857 Sarno Road,
            Melbourne, FL 32935.

            WITH COPY TO:

            David E. Wise, Esq.
            The Colonnade
            9901 IH-10 West, Suite 800
            San Antonio, Texas 78230.

     Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

     7.2 ENTIRE AGREEMENT. This Agreement and any collateral agreement executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

     7.3 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

     7.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada and jurisdiction shall be in the State of Florida.

     7.5 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     7.6 SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     7.7 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION.

     All statements contained in any Exhibit, Schedule, document, certificate or other instrument delivered by or on behalf of any party hereto, or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties made pursuant to this Agreement by such party along with the representations and warranties made pursuant to this Agreement, and the provisions of, and obligations of the Seller, contained in Section 5 hereof, shall survive the consummation of the transactions contemplated by this Agreement and the investigations made by or on behalf of any of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SELLER:

Chad Steinhart, an individual


/s/ Chad Steinhart
-----------------------------------
Chad Steinhart - Owner
April 22, 2014

PURCHASER:

Networking Partners, Inc.


/s/ Enzo Taddei
-----------------------------------
Enzo Taddei
Chief Executive Officer
April 22, 2014

                                   EXHIBIT "A"

1. The name, reputation and ownership of the domain www.SonantTelecom.com and www.SonantTelecom.net.

2.   The  Logo  attached  to  the  domain  www.SonantTelecom.com   "Sonant  from
     Consonant. Meaning as of sound.

3.   Ownership of the domain www.CallPerformanceMetrics.com.

4.   Ownership of the domain www.LeadInfoPortal.com.

5.   Rights to the Facebook fan page www.Facebook.com/SonantTelecom.

6.   Rights to the twitter account for Sonant Telecom.

7. Search engine optimization work behind www.SonantTelecom.com and its placement.

8. Rights for the LinkedIn Account of Sonant Telecom and Chad Steinhart which promotes the integration.

9. Proprietary software code that is solely owned by Chad Steinhart that integrates and combines the different platforms to create an ITSP.

10. Relationship and people or companies that use the web development portal created by Chad Steinhart that generates monthly reoccurring revenue for telecommunication services to Chad Steinhart.

11. Relationships established that allow for the integration to make the technology work including vendors, hosting, datacenters, VoIP telecommunications providers, merchant service gateways, merchant provider and/or bandwidth providers.

12. Integration of the portal to Telintas PortaOne soft-switches which include both front end web development and back end portal design.

13. Front End Web Design for Sonant Telecom which includes: Integration with Authorize.net payment gateway, Shopping Cart and Client Portal Entrance allows admin and user login.

14.  Front End Integration  with back end CMS admin that controls  integrations:
     Allows complete control of Front End content, allows Choice of telecommunications products within Telinta's Telecore, PortaOne's PortaSwitch Procinctus platform and integration with ITSP Vendors to provide termination and origination of both inbound and outbound calling.

15. Unique Integrations with vendors to allow quick provisioning of VoIP Telephone lines and PBX functionality. This proprietary integration allows a reduction of working staff to support the business: This includes integration and relationship with 19 Engineers who monitor and develop around the clock to maintain 100% uptime guarantee. The highest uptime in the industry today. Around-the-clock access to experienced technical staff 24/7/365.


/s/ Enzo Taddei                                   /s/ Chad Steinhart
------------------------------                    ------------------------------
Enzo Taddei                                       Chad Steinhart

16. Access to the Ukrainian development team which are now paid per maintenance and per new development and no longer permanent staffing which cuts costs. Unique integration to allow for CMS of any type of investor information.
     Unique integration to allow approval system for accredited investors so only approved can see pertinent information.

17.  Administrative   Customer   Relationship   Management  (CRM)  for  possible
     investors and approval investors system to see offering documentation.

18.  Unique trouble management system or Ticket management system (TMS)

19.  Unique  checkout  cart  integration  with  PortoOne's   billing   platform,
     authorize.net integration and Citibank Merchant Services.

20. PCI compliance with Citibank to allow web credit card information to be secure when transmitted.

21. Integration of Databases with Telintas and PortaOne to allow or create daily backups of all servers and billing data. This state-of-the-art unique offsite backup process replicates the data created daily and then safeguard it in multiple locations using cloud technologies.

22. Proprietary integration with Telinta;s Telecor and Procinctus Platform which allows communication between Sonant's backend interface and Telinta's Telecor which infrastructure consists of 36 servers with PortaOne licenses allowing the environments to have triple redundancy. This integration programmed in Cake PHP utilizes SOAP and POST / GET integrates Sonant's web portal and controls the equipment which allows the Sonant system to perform the ITSP function that it's capable of.

23. Customer portal allowing control of their own hosted PBX environment which allows web integration with Telinta's Telecore and PortaOne's Procinctus Platform allowing the layperson to monitor and control their business class phone system in a simple user friendly manner.

24. Setup of all telecom products in Telinta PortaOne Procintus Platform. This includes the programming of wholesale VoIP dollar loads, programming of the product of predictive dialer licenses, programming of call groups, programming allowing charges for call recording, programming to allow for call queues, programming to allow for conference rooms and charges, programming for telecom inbound trunks and toll free inbound trunks, programming for International long distance services, programming allowing predictive dialers, programming allowing for charging for seat lease for dialers, programming for charging for long distance charges for predictive dialers at different rates, programming for geographic phone lines and charges, programming for allowing to charge for Pay Per Call at different increments, programming for unlimited inbound and outbound phone calls and its monthly residual charges, programing for metered phone lines and their charges, programming for time clock for employees, programming for auto attendants and their charges, programming for inbound and outbound fax solutions and its charges, programming for international long distance and the rates that are associated with calling to different areas, programming for voice mailboxes and its charges.


/s/ Enzo Taddei                                   /s/ Chad Steinhart
------------------------------                    ------------------------------
Enzo Taddei                                       Chad Steinhart

25. Programming system to allow for both Prepaid and postpaid VoIP billing, allowing real-time CDRs and call metrics, to allow complete wholesale solutions as well as retail soft-switch solutions that give comprehensive reports. System will give real-time analysis of calls and call logs. System is highly customizable for future programming needs and allows for multi-language users in its separate administrative web portal and allows for custom IVR programming. The system will allow calculations in multiple-currency for billing in different geographic areas and has an Auto-fetch current Exchange Rates algorithm to get current exchange rates. The system has the ability to do flexible call routing (LCR, Priority based, fail-over, adaptive). System will allow integration with many different payment providers and gateways to allow credit card and PayPal payments. System will allow customized invoices for each person who uses the system as an ITSP. System programmed to allow for NAT Traversal which is completely support. Entire system set to be CODEC transparent to allow quickest navigation and lowest latency. System allows transparent H-323 and SIP protocol conversion and logs. System can be set for voice VPN (Virtual Private Network) options to allow in areas where VoIP cannot be transverse. System is not closed end and will allow full XML SOAP API integrations in the future.

26. Coding and integration to Telicor and Portaone to allow telephone line provisioning less than one minute.

27. Proprietary web integration and development of Call Performance Metrics Dashboard.

28.  Proprietary web integration and development of Call Switchboard.

29. Full diagnostic guide and support system included to trouble shoot problems.

30. Plus any and all related assets, including trade secrets, intellectual property, drawings, engineering plans, etc. necessary for the Purchaser to access, exploit and market the Assets and their derivative businesses and income streams.

     WHEREAS, the Purchaser represents that the following assets acquired have been acknowledged partially completed and are also included with the sale for purchase for future development and rollout:

     * Web development of proprietary Call Metrics Dashboard for Call Performance Marketing that will be released in Asia to be the only one of its kind with no competition in the area.
     * Partial code and developmental stage of a smartphone softphone application for both IPhone and Android.
     * Preliminary drawings and design of a dual sim card system for IPhone and Android that will allow banding and bonding of bandwidth aggregation.
     *    Preliminary  code  for  the  development  of  the  bonding   bandwidth
          application.
     * Partial code and development and integration of front end website with backend portal redesign to allow it to be responsive and be updated.


/s/ Enzo Taddei                                   /s/ Chad Steinhart
------------------------------                    ------------------------------
Enzo Taddei                                       Chad Steinhart

     WHEREAS, the Seller represents that the following assets acquired are complementary to the Purchaser and included in the sale:

     *    The domain www.SonantTelecom.com and www.SonantTelecom.net.
     *    The Social Media surrounding Sonant Telecom.
     *    Search Engine Optimization of the above domains and social media.
     *    Predictive dialer integrated for licensing for large call centers.
     * Proprietary code and development of system nicknamed "Caller ID Thingy", (CIT for short) allowed call centers to dial into an area code using a caller id belonging to that area code by automatically purchasing the DID before it dialed into the called specific area code.



/s/ Enzo Taddei                                   /s/ Chad Steinhart
------------------------------                    ------------------------------
Enzo Taddei                                       Chad Steinhart